EXECUTION COPY

INVESTMENT AGREEMENT

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF SHARES; USE OF PROCEEDS	1
1.1	Agreement to Issue, Sell and Purchase the Shares	1
1.2	Closing and Delivery of the Shares	1
1.3	Use of Proceeds	2

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2
2.1	Organization and Qualification	2
2.2	Authorized Capital Stock	3
2.3	Issuance, Sale and Delivery of the Shares	4
2.4	Due Execution, Delivery and Performance of the Transaction Documents	4
2.5	Board Approval	5
2.6	Valid Offering	5
2.7	Litigation	5
2.8	Financial Advisors	5
2.9	SEC Filings; Financial Statements	5
2.10	Absence of Certain Developments	6
2.11	Nasdaq Compliance and Listing	7

ARTICLE III	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER	7
3.1	Investment Representations and Covenants	7
3.2	Authorization; Validity of Transaction Documents	7
3.3	No Conflict	8
3.4	No Legal, Tax or Investment Advice	8
3.5	Restrictive Legend	8
3.6	Sufficient Funds	8

ARTICLE IV	COVENANTS	9
4.1	Efforts	9
4.2	Conduct of the Business	9
4.3	Information Statement; Stockholders Consent	10
4.4	Injunctive Relief	11
4.5	Covenants	11
4.6	Public Announcements	11
4.7	Nasdaq Matters	11
4.8	Reservation of Common Stock	12

ARTICLE V	CONDITIONS TO CLOSING	12
5.1	Conditions to the Company’s Obligations	12
5.2	Conditions to the Purchaser’s Obligations	12

ARTICLE VI	TERMINATION	13
6.1	Termination	13
6.2	Effect of Termination	14

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ARTICLE VII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	14

ARTICLE VIII	MISCELLANEOUS	15
8.1	Broker’s Fee	15
8.2	Assignment	15
8.3	Expenses	15
8.4	Notices	15
8.5	Changes	16
8.6	Headings	16
8.7	Severability	16
8.8	Governing Law	16
8.9	Counterparts	16
8.10	Entire Agreement	17
8.11	Press Releases	17

EXHIBIT A	Form of Certificate of Designations
EXHIBIT B	Form of Registration Rights Agreement Acknowledgement

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EXECUTION COPY

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made as of December 20, 2012, by and among Revolution Lighting Technologies, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 124 Floyd Smith Drive, Suite 300, Charlotte, NC, and RVL 1 LLC, a limited liability company organized under the laws of the State of Delaware, with its principal offices at 177 Broad Street, Stamford, Connecticut 06901 (the “Purchaser”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; USE OF PROCEEDS

1.1 Agreement to Issue, Sell and Purchase the Shares. At the Closing (as defined in Section 1.2) and upon the terms and conditions hereinafter set forth, the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, an aggregate number of shares (the “Shares”) of a newly created series of the Company’s Preferred Stock, par value $0.001 per share, designated “Series C Convertible Preferred Stock” (the “Preferred Stock”), equal to the Purchased Amount for an aggregate purchase price equal to the Aggregate Purchase Price. The Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designations with respect to the Preferred Stock, in the form of Exhibit A annexed hereto and made a part hereof (the “Certificate of Designations”). Each share of Preferred Stock shall have a stated value of $1000.00 (the “Stated Value”) and shall be convertible, subject to the conditions set forth in the Certificate of Designations, into shares (the “Common Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at the Conversion Price, subject to certain restrictions on conversion set forth in the Certificate of Designations.

For purposes of this Agreement: (a) “Purchased Amount” means the amount obtained by dividing the Aggregate Purchase Price by the Stated Value; (b) “Aggregate Purchase Price” shall mean Ten Million Dollars($10,000,000.00); which amount approximates the sum of (i) the total amount of Net Cash Consideration (as such term is defined in the Merger Agreement) payable pursuant to Section 3.1(a)(iii)(1) of the Merger Agreement (prior to the deduction of the Stockholder Representative Reserve (as such term is defined in the Merger Agreement)), (ii) the total amount of cash that the Company elects to pay pursuant to Section 3.1(a)(iii)(2) of the Merger Agreement, and (iii) the Note Obligation (as such term in defined in the Merger Agreement); and (c) “Conversion Price” means an amount equal to $0.6889.

1.2 Closing and Delivery of the Shares.

(a) Closing. The purchase and sale of the Shares (the “Closing”) shall occur at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, NY 10020 as soon as practicable after all of the conditions contained in Article V have been satisfied or waived (other than such conditions which shall be satisfied on the Closing Date) and in any event immediately prior to the closing under the Merger Agreement, or at such other place, time, or date as may be mutually agreed to in writing by Purchaser and the Company. The day on which the Closing occurs is sometimes referred to herein as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed. For purposes of this Agreement, the term “Law” means any judgment, ruling, order, edict, decree, statute, law (including common law), ordinance, rule, permit, code or regulation applicable to the Company or the Subsidiary or their respective businesses, properties or assets.

(b) Proceedings at Closing. All actions to be taken and all documents to be executed and delivered by the Company in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the Company and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

(c) Delivery of the Shares. At the Closing, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, representing the Shares set forth in Section 1.1 above and bearing the legend specified in Section 3.5 hereof referring to the fact that the Shares were sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) against delivery of the purchase price therefore by wire transfer of immediately available funds to an account designated by the Company.

1.3 Use of Proceeds. Proceeds from the sale of the Shares shall be used by the Company to fund (i) a portion of the consideration for the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger, by and among, the Company, Seesmart Acquisition Company, Inc., Seesmart Merger Company, LLC, Seesmart Technologies, Inc. (“Seesmart”) and Ken Ames, as the Stockholder Representative (the “Merger Agreement”), (ii) certain expenses incurred by the Purchaser pursuant to Section 8.3, and (iii) such other expenses as the parties otherwise may agree.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” means: (a) a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiary, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement. Schedule 2.1 sets forth each direct or indirect subsidiary of the Company (each a “Subsidiary” and collectively, the “Subsidiaries).

2.2 Authorized Capital Stock. As of the date hereof, the Company’s authorized capital stock consists of (i) 120,000,000 shares of Common Stock, of which 35,005,507 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000,000 have been designated Series B Convertible Preferred Stock (the “Series B Stock”), 371,814 shares of which are issued and outstanding. The Company has not issued any shares since September 30, 2012 other than pursuant to employee or director equity incentive plans or purchase plans approved by the Board and upon the exercise or conversion of options, warrants and preferred stock outstanding on such date. The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any agreements or commitments to issue or sell, shares of capital stock or other securities of the Company and there are no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, rights of first offer, buy-sell rights, co-sale rights or “drag-along” rights) of any securities of the Company. With respect to the Subsidiary, (i) the Company owns 100% of the Subsidiary’s capital stock, (ii) all the issued and outstanding shares of the Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, (iii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Subsidiary’s capital stock, and (iv) there are no agreements or commitments obligating the Subsidiary to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or the Subsidiary. The Company does not directly or indirectly own, or have a right to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiary. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

2.3 Issuance, Sale and Delivery of the Shares. When issued, delivered and paid for in accordance with the terms hereof, the Shares will be duly authorized, validly issued, fully paid and nonassessable, shall have the rights, preferences and limitations set forth in the Certificate of Designations and shall be free and clear of all liens, claims, encumbrances and restrictions, except as imposed by applicable securities laws. Upon the conversion of the Preferred Stock pursuant to the terms of the Certificate of Designations, the Common Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, claims, encumbrances and restrictions except as imposed by applicable securities laws. No further approval or authorization of the Board of Directors will be required for the issuance and sale of the Shares to be sold by the Company pursuant to the terms hereof or for the issuance of the Common Shares upon the conversion of the Preferred Stock pursuant to the terms of the Certificate of Designations.

2.4 Due Execution, Delivery and Performance of the Transaction Documents. The Company has full legal right, corporate power and authority to authorize, execute and deliver this Agreement, the Certificate of Designations and the Registration Rights Agreement Acknowledgement attached hereto as Exhibit B (all such agreements and documents are collectively referred to herein as the “Transaction Documents”), perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company. Except as set forth in Schedule 2.2, the execution and performance of the Transaction Documents by the Company and the consummation of the transactions therein contemplated will not (i) violate any provision of the organizational documents of the Company, (ii) result in the creation of any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restriction, adverse claim, interference or right of third party of any nature upon any material assets of the Company pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any material agreement, commitment, undertaking, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument of any nature to which the Company or the Subsidiary is a party or by which the Company or its properties, or the Subsidiary or the Subsidiary’s properties, may be bound or affected, or (iii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental or quasi-governmental body applicable to the Company or the Subsidiary or any of their respective properties; provided it is understood that the Shares (i) shall not be entitled to cast a vote for the number of shares of Common Stock into which the Shares are convertible and (ii) shall not be convertible into shares of Common Stock until (A) the issuance of shares of Common Stock upon conversion of the Shares has been approved by the stockholders of the Company in accordance with NASDAQ Listing Rule 5635 and (B) the Company has complied with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, in respect of such stockholder approval. No consent, approval, authorization, order, filing with, or action by or in respect of any court, regulatory body, administrative agency or other governmental or quasi-governmental body is required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, other than such as have been made or obtained and except for compliance with the Blue Sky laws, federal securities laws and NASDAQ rules applicable to the listing of the Shares and the issuance of shares of Common Stock upon conversion of the Shares. Upon their execution and delivery, and assuming the valid execution thereof by the Purchaser, the Transaction Documents will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.5 Board Approval. The Board of Directors has duly delegated the approval of the Transaction Documents and the consummation of the transactions contemplated thereby (including the issuance of the Shares) to the Audit Committee of the Board of Directors. The Audit Committee has, as of the date of this Agreement, at a meeting duly called and held, duly adopted resolutions to approve the Transaction Documents and the consummation of the transactions contemplated thereby (including the issuance of the Shares).

2.6 Valid Offering. Assuming the accuracy of the representations and warranties of Purchaser set forth in Article III, the offer, sale, and issuance of the Shares and the issuance of the Common Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Company nor any Person acting on its behalf will knowingly take any action that would cause the loss of any such exemption.

2.7 Litigation. There are no judicial, administrative, arbitral or mediation-related actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity pending or, to the knowledge of the Company, threatened that are reasonably likely to prohibit or restrain the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby.

2.8 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

2.9 SEC Filings; Financial Statements.

(a) Except as set forth in Schedule 2.9(a), the Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2010, all of which are available to the Purchaser on the website maintained by the SEC at http://www.sec.gov (the “SEC Website”). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein collectively as the “Company SEC Reports”. In addition, all documents filed as exhibits to the Company SEC Reports (“Exhibits”) are available on the SEC Website. All documents required to be filed as

Exhibits to the Company SEC Reports have been so filed. As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the Company SEC Reports and the Company SEC Reports contain a complete and accurate description in all material respects of the Company’s and the Subsidiary’s business.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was or will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Subsidiary as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are reasonably expected to be subject to normal and recurring year-end adjustments. There has been no material change in the Company’s accounting policies except as described in the notes to the Company Financials. The balance sheet of the Company contained in the Company SEC Report for the quarter ended September 30, 2012, is hereinafter referred to as the “Company Balance Sheet.” Except as set forth on Schedule 2.9(b), neither the Company nor the Subsidiary has incurred any obligations or liabilities (absolute, accrued, contingent or otherwise) of any nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, operations, results of operations or condition (financial or otherwise) of the Company and the Subsidiary taken as a whole, except liabilities (i) reflected on, reserved against, or disclosed in the notes to the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.

(c) The Company has heretofore made available to the Purchaser complete and correct copies of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since September 30, 2012 through the date hereof, (1) the Company has conducted business only in the ordinary course of its business, and (ii) there has not been any Material Adverse Effect.

2.11 Nasdaq Compliance and Listing. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Stock Market. Except as set forth in Schedule 2.11, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market. No order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and/or sale of the Shares or the Common Shares is in effect and no proceedings for such purpose are pending or threatened. Except as set forth in Schedule 2.11, the Company is in compliance with the continued listing requirements and standards of the NASDAQ Stock Market with respect to the Common Stock. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Shares.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

3.1 Investment Representations and Covenants. The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including the Shares and the Common Shares; (ii) the Purchaser is acquiring the number of Shares set forth in Section 1.1 above in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or the Common Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares and the Common Shares within the meaning of Section 2(11) of the Securities Act; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or the Common Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser understands that its acquisition of the Shares and the Common Shares has not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

3.2 Authorization; Validity of Transaction Documents. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby and has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party, and (ii) upon the execution and delivery of the Transaction Documents to which it is a party, assuming the valid execution thereof by the Company and the other parties thereto, the

Transaction Documents to which it is a party shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflict. The execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by the Purchaser will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, material contract or agreement, instrument, judgment, decree or order to which the Purchaser is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

3.4 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in the Transaction Documents, the SEC Documents or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares and the Common Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares and the Common Shares. The Purchaser acknowledges that it has not relied on any representation or warranty from the Company or any other Person in making its investment or decision to invest in the Company, except as expressly set forth in this Agreement.

3.5 Restrictive Legend. The Purchaser understands that, until such time as a registration statement covering the Shares and the Common Shares has been declared effective or the Shares and the Common Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares and the Common Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares and the Common Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

3.6 Sufficient Funds. The Purchaser has sufficient funds to consummate the purchase of the Shares and such funds will remain available at the Closing.

ARTICLE IV

COVENANTS

4.1 Efforts. The Company and Purchaser will use their reasonable best efforts to cause the conditions specified in Article V hereof to be satisfied as soon as practicable. At and from time to time after the Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

4.2 Conduct of the Business. Between the date hereof and the Closing Date, or earlier termination of this Agreement in accordance with the terms hereof, the Company will not (and will cause the Subsidiaries not to):

(i) except (i) in connetion with the Merger Agreement and (ii) by virtue of the conversion of any capital stock of the Company outstanding on the date hereof, issue any shares of preferred stock, Common Stock or any other security of the Company convertible into Common Stock;

(ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) amend the Company’s certificate of incorporation to adversly affect the rights of the holders of Common Stock;

(v) incur or assume any Indebtedness except in the ordinary course of the Company’s business. “Indebtedness” shall mean without duplication, (i) the principal of and premium (if any), prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise. ;

(vi) Except for the Merger Agreement, enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not invest in, make a loan, material advance or capital contribution to or otherwise acquire the securities of any other Person;

(vii) except in the ordinary course of the Company’s business with respect to employees other than officers of the Company, (A) increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, officer, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any collective bargaining, employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a current or former director, officer or employee of the Company; and

(viii) agree to do anything prohibited by this Section 4.2.

4.3 Information Statement; Stockholders Consent. On the Closing Date, the Purchaser will provide to the Company its written consent in lieu of a meeting (the “Stockholders Consent”), effective under the Delaware General Corporation Law (the “DGCL”) Section 228 to approve the issuance of shares of Common Stock upon conversion of the Shares in accordance with NASDAQ Listing Rule 5635 (the “Stockholder Approval”). Within fifteen (15) business days after Seesmart’s compliance with its obligations in Sections 7.2(a), (b), (c) and (d) of the Merger Agreement, the Company will promptly prepare an information statement (as amended or supplemented, the “Information Statement”) and file with the SEC the Information Statement to comply with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, in respect of the Stockholder Consent. Prior to the filing of the Information Statement with the SEC, the Company will provide the Purchaser and its counsel with an opportunity to review and comment on the Information Statement. After receiving and promptly responding to any comments of the SEC to the Information Statement, the Company shall promptly mail the Information Statement to the stockholders of the Company. Prior to responding to any comments of the SEC on the Information Statement, the Company shall furnish to the Purchaser and its counsel a copy of any correspondence from the SEC relating to the Information Statement and the proposed response to the SEC’s comments and provide the Purchaser and its counsel with the opportunity to review and comment on such proposed response to the SEC. The Purchaser shall promptly furnish in writing to the Company such information relating to the Purchaser and its investment in the Company as the Company or the SEC may reasonably request for inclusion in the Information Statement. The Company will comply with Section 14(c) of the Exchange Act and the rules promulgated thereunder in relation to the Information Statement to be sent to the stockholders of the Company in connection with the Stockholders Consent, and the Information Statement shall not, on the date that the Information Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Stockholders Consent which has become false or misleading.

4.4 Injunctive Relief. Each party acknowledges that any breach or threatened breach of the provisions of Sections 4.3, 4.7 and 4.8 of this Agreement will cause irreparable injury to the other party for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the breaching party from committing such breach or threatened breach. The right provided under this Section 4.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the parties.

4.5 Covenants.

(a) Each party hereto shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use its reasonable best efforts to obtain, as promptly as practicable, (i) all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s authorization, execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Document, and (ii) all approvals and consents required under all material contracts to which the Company or the Subsidiary is a party to consummate the transactions contemplated hereby. Each party will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each party hereto shall promptly inform the other party of any communication from any regulatory body, agency, court, tribunal or governmental or quasi-governmental entity, foreign or domestic (“Governmental Entity”) regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

4.6 Public Announcements. The Company and Purchaser will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law.

4.7 Nasdaq Matters. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Common Shares. The Company shall take all necessary actions, including without limitation, complying with all requirements of the National Association of Securities Dealers, Inc. and providing appropriate notice to NASDAQ with respect to the Preferred Shares and the Common Shares in order to obtain the listing of the Common Shares on the NASDAQ Stock Market as soon as reasonably practicable. Following the Closing and for so long as the Company qualifies as a “Controlled Company” (as defined in the NASDAQ Listing Rules), the Company shall comply with such requirements of the NASDAQ Stock Market as shall permit the Company to rely on the “Controlled Company” exemption from the requirements of NASDAQ Listing Rules 5605(b), (d) and (e), including without limitation, complying with the disclosure requirements set forth in Instruction 1 to Item 407(a) of Regulation S-K of the Securities Act of 1933, as amended.

4.8 Reservation of Common Stock. Following the Closing, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Preferred Stock, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full conversion of the Preferred Stock issued pursuant to this Agreement in accordance with the terms of the Certificate of Designations.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to the Company’s Obligations. The Company’s obligation to complete the purchase and sale of the Shares and deliver such stock certificates to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company (to the extent legally permissible):

(a) Payment of Purchase Price. The Company shall have received same-day funds in the full amount of the purchase price for the Shares being purchased hereunder;

(b) Representations and Warranties True. The representations and warranties made by the Purchaser shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or after taking into account any changes contemplated by this Agreement;

(c) Compliance with Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(d) Certificate. The Purchaser shall have delivered to the Company a certificate executed by an officer of the Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 5.1(b) and 5.1(c) above; and

(e) Registration Rights Agreement Acknowledgement. The Purchaser shall have executed and delivered the Registration Rights Agreement Acknowledgement in the form of Exhibit B attached hereto (the “Registration Rights Agreement Acknowledgement”).

(f) Satisfaction of Merger Closing Conditions. Each of the conditions to closing contained in Article VIII of the Merger Agreement shall have been satisfied or validly waived other than conditions that by their nature are to be satisfied at such closing.

5.2 Conditions to the Purchaser’s Obligations. The Purchaser’s obligation to accept delivery of such stock certificate(s) and to pay for the Shares evidenced thereby shall be subject to the following condition, any one or more of which may be waived by the Purchaser (to the extent legally permissible):

(a) Representations and Warranties True. The representations and warranties made by the Company shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or after taking into account any changes contemplated by this Agreement;

(b) Compliance with Covenants. The Company shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(c) Certificate. The Company shall have delivered to the Purchaser a certificate executed by the chief executive officer of the Company, dated the Closing Date, as to the matters set forth in Sections 5.2(a) and 5.2(b) above;

(d) Registration Rights Agreement Acknowledgement. The Company shall have executed and delivered the Registration Rights Agreement Acknowledgement attached hereto as Exhibit B;

(e) Filing Evidence. The Company shall have delivered evidence satisfactory to the Purchaser of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware;

(f) Shares. The Company shall have executed and delivered the Shares to the Purchaser;

(g) Litigation. No action, suit, or proceeding shall have been initiated or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking material damages on account thereof;

(h) Expenses. The Company shall have paid, or made arrangements acceptable to Purchaser for the payment of, certain costs and expenses of Purchaser incurred in accordance with Section 8.3 hereof;

(i) Third Party Approvals. All material third party consents and approvals required to be obtained for the transactions contemplated hereby shall have been obtained and be in full force and effect as of the Closing;

(j) Satisfaction of Merger Closing Conditions. Each of the conditions to closing contained in Article VIII of the Merger Agreement shall have been satisfied or validly waived other than conditions that by their nature are to be satisfied at such closing.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.2(a) and 5.2(b), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within ten (10) days after the Purchaser gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.1(b) and 5.1(c), and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within ten (10) days after the Company gives the Purchaser written notice identifying such breach, failure or misrepresentation; or

(d) by the Purchaser or the Company, if Merger Agreement is terminated pursuant to Section 4.1 of the Merger Agreement.

6.2 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability or obligation to the Purchaser or the Company (or any of their respective directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors); provided that no such termination shall relieve either party of liability for a breach of this Agreement or fraud prior to the effective date of such termination.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties contained herein, in any other Transaction Document or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen (18) month anniversary of the Closing and any investigation or finding made by or on behalf of the Purchaser or the Company; provided that the representations and warranties in Sections 2.1, 2.2, 2.3 and 2.4 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified herein or therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

ARTICLE VIII

MISCELLANEOUS

8.1 Broker’s Fee. Each of the parties hereto hereby represents to the other that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of the Shares to the Purchaser.

8.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that Purchaser may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of Purchaser who is an “accredited investor” as set forth in Section 3.1 and agrees to be bound by the terms and conditions of this Agreement. The Company shall execute such acknowledgements of such assignments and collateral assignments in such forms as Purchaser may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 8.2 shall be void and of no force or effect. “Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

8.3 Expenses. Whether or not the transactions contemplated hereby are consummated, (a) the legal, accounting, financing and due diligence expenses incurred by the Purchaser in connection with such transactions will be borne by the Purchaser; provided that upon the Closing, the Company shall pay such expenses of the Purchaser up to a maximum of $75,000, and (b) the legal and other costs and expenses incurred by the Company in connection with the transactions contemplated hereby will be borne by the Company.

8.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Revolution Lighting Technologies, Inc.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina

Attention: President and CEO

with copies to:

Lowndes, Drosdick, Doster, Kantor & Reed, PA

215 North Eola Drive

Orlando, Florida 32801

Attn.: Suzan A. Abramson, Esq.

Telecopy No.: 407-843-4444

Telephone No.: 407-418-6293

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

(b)	if to the Purchaser, to:

RVL 1 LLC

177 Broad Street

Stamford, CT 06901

Attention: Robert V. LaPenta

with a copy to:

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, NY 10020

Attention: Marita A. Makinen, Esq.

or at such other address as may have been furnished to the Company in writing.

8.5 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Purchaser.

8.6 Headings. The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.7 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The submission of a signature page transmitted by facsimile (or other electronic transmission, including pdf) shall be considered as an “original” signature page for purposes of this Agreement.

8.10 Entire Agreement. This Agreement, the attached Exhibits and Schedules, the non-disclosure agreement between the Company and the Purchaser, and the other agreements, documents and instruments contemplated hereby and referenced herein contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof.

8.11 Press Releases. Press releases shall be mutually agreed upon by the Company and the Purchaser before they are externally distributed.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By	/s/ Michael Bauer
Name: Michael Bauer
Title: Chief Executive Officer

PURCHASER:

RVL 1 LLC

By	/s/ Robert V. LaPenta
Name: Robert V. LaPenta
Title: Chief Executive Officer

[Signature Page to Investment Agreement]

Exhibit A

Form of Certificate of Designations

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF THE

SERIES C SENIOR CONVERTIBLE PREFERRED STOCK

OF

REVOLUTION LIGHTING TECHNOLOGIES, INC.

Pursuant to Section 151 of the

Delaware General Corporation Law

Revolution Lighting Technologies, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Corporation is authorized to fix by resolution the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Series C Convertible Preferred Stock of the Corporation and the number of shares constituting such preferred stock;

NOW, THEREFORE, BE IT RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $0.001 per share, on the following terms and with the following designations, power, preferences and rights:

1. CERTAIN DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Affiliate” shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Board” shall mean the Board of Directors of the Corporation.

“Business Combination” shall mean (i) any reorganization, consolidation, merger, share exchange, business combination, recapitalization or similar transaction involving the Corporation (or any Subsidiary) with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation (or any Subsidiary) of all or substantially all of its assets (tangible or intangible).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Common Stock” shall mean shares of common stock, par value $0.001, of the Corporation.

“Common Stock Event” shall mean at any time after the date of the original issuance of shares of Series C Preferred Stock, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

“Conversion Date” shall mean any Optional Conversion Date, Automatic Conversion Date or Liquidity Event Conversion Date.

“Dividend Payment Date” has the meaning set forth in Section 4 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Fair Market Value” shall mean an amount equal to the per share closing price of the Common Stock on the NASDAQ (or if the Common Stock is not then traded on the NASDAQ, on a similar national securities exchange or national quotation system) for the relevant determination date or, if the relevant determination date is not a Trading Day, on the Trading Day immediately prior to the relevant determination date (as reported on the website of the NASDAQ, or, if not reported thereby, any other authoritative source).

“Junior Securities” has the meaning set forth in Section 3 hereof.

“Liquidation Preference” has the meaning set forth in Section 5 hereof.

“Liquidity Event” shall mean any of the following events, unless in connection with any such transaction the holders of at least a majority of the then outstanding shares of Series C Preferred Stock vote as a class to not treat such event as a Liquidity Event:

(i) Any reorganization, consolidation, merger, share exchange, business combination, recapitalization or similar transaction or series of transactions, whether or not the Corporation is the surviving or continuing corporation in such transaction; provided that such transaction or series of related transactions shall not be a Liquidity Event if the stockholders of the Corporation immediately prior to such transaction or transactions will, immediately after such transaction or transactions (by virtue of securities issued as consideration for the transaction or otherwise) hold at least fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity in substantially the same relative proportions as existed prior to such transaction or series of transactions;

(ii) Any merger, reorganization, consolidation or recapitalization transaction or series of transactions in which any shares of Series C Preferred Stock are converted into any other property or security other than shares of Common Stock;

(iii) Any Person or group (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) (other than RVL 1 LLC, a Delaware limited liability company, or any Affiliate thereof) shall become the beneficial owner (as so defined), directly or indirectly, of shares representing more than fifty percent (50%) of the aggregate voting power represented by the issued and outstanding capital stock of the Corporation; or

(iv) Any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets (tangible or intangible) of the Corporation.

“Liquidity Event Date” shall mean the date on which a Liquidity Event occurs, is scheduled to occur or is reasonably expected to occur.

“Liquidity Event Value” shall mean, with respect to a Liquidity Event Date (i) before December 20, 2017, an amount equal to one hundred and fifty percent (150%) of the Series C Stated Value, and (ii) on or after December 20, 2017, an amount equal to one hundred and twenty-five percent (125%) of the Series C Stated Value.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Original Issue Date” shall mean the date of the original issuance of shares of Series C Preferred Stock.

“Parity Securities” has the meaning set forth in Section 3 hereof.

“Person” shall mean an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Rights or Options” shall mean Convertible Securities, warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

“Series C Conversion Price” has the meaning set forth in Section 7 hereof.

“Series C Dividend” has the meaning set forth in Section 4 hereof.

“Series C Stated Value” shall mean, with respect to each share of Series C Preferred Stock, One Thousand Dollars ($1000.00), which Series C Stated Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series C Preferred Stock.

“Series B Preferred Stock” shall mean shares of Series B Preferred Stock, par value $0.001, of the Corporation.

“Share Threshold Conversion Date” shall mean any day following December 20, 2017 on which the closing price of the Corporation’s shares of Common Stock that are then listed on the NASDAQ (or a similar national securities exchange or national quotation system) is in excess of the Threshold Price for any twenty (20) Trading Days in the immediately preceding thirty (30) consecutive Trading Day-period.

“Subsidiary” of a Person shall mean (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

“Threshold Price” means two hundred percent (200%) of the Series C Conversion Price then in effect.

“Trading Day” shall mean a day on which the NASDAQ, or if the Corporation’s shares of Common Stock cease to be quoted on the NASDAQ, the principal national securities exchange or national quotation system on which the Corporation’s securities are listed, is open for trading, and only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or quotation system.

“Trigger Date” has the meaning set forth in Section 6(b) hereof.

2. NUMBER OF SHARES AND DESIGNATION. Twenty-Five Thousand (25,000) shares of preferred stock of the Corporation shall constitute a series of preferred stock, par value $0.001 per share, of the Corporation designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate.

3. RANK. The Series C Preferred Stock shall, with respect to payment of dividends and rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation rank (i) senior to all classes of Common Stock and to each other class of capital stock of the Corporation or series of preferred stock of the Corporation existing or hereafter created (including the Series B Preferred Stock), the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Preferred Stock as to dividend distributions and rights upon liquidation, winding-up and dissolution of the Corporation (collectively referred to herein as the “Junior Securities”), and (ii) on a parity with any class of capital stock of the Corporation or series of preferred stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and rights upon liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”). The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities or Parity Securities, as the case may be.

4. DIVIDENDS.

Holders of shares of Series C Preferred Stock, in preference to the holders of shares of Series B Preferred Stock, Common Stock and any other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to payment of dividends, shall be entitled to receive cumulative dividends on each outstanding share of Series C Preferred Stock (the “Series C Dividend”), payable at a rate per annum of ten percent (10%) of the Series C Stated Value on the Original Issue Date of each such share of Series C Preferred Stock. The Series C Dividend shall not be paid in cash, and will accrue and cumulate daily and be paid in kind through the issuance of such number of shares of Series C Preferred Stock (rounded down to the nearest whole share with any fractional shares being issued in cash in an amount equal to the Series C Stated Value of such fractional share of Series C Preferred Stock) as would be convertible at the then applicable Series C Conversion Price into the number of shares of Common Stock determined by dividing the amount of the total accrued but unpaid dividends then outstanding on each such share of Series C Preferred Stock by the Average Closing Price. The Series C Dividend shall be payable from and including the Original Issue Date on each annual anniversary of the Original Issue Date (each such date, a “Dividend Payment Date”). Accrued but unpaid Series C Dividends shall not bear interest, or any sum of money in lieu of interest. “Average Closing Price” means an amount equal to the volume-weighted average (rounded to the nearest 1/10,000 or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average price of a share of Common Stock on any national securities exchange on which Common Stock is listed (as reported by Bloomberg Financial Markets) for the twenty (20) trading days ending with the trading day preceding the Dividend Payment Date.

(a) The amount of Series C Dividends payable for any period less than a full dividend period shall be determined on the basis of a 360-day year. Series C Dividends shall be paid to the holders of record of shares of Series C Preferred Stock as each appears in the stock register of the Corporation on the close of business on the Dividend Payment Date.

(b) Holders of shares of Series C Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, securities, evidences of indebtedness, assets or otherwise, of the Corporation, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing)) on the shares of Common Stock as if immediately prior to each record date for the payment of dividends to the holders of shares of Common Stock, the shares of Series C Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 7 below, but without regard to the limitations on conversion set forth in the last sentence of Section 7(a) below). Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series C Preferred Stock as they appear on the stock records of the Corporation at the close of business on the applicable record date, which shall be not more than sixty (60) days nor less than ten (10) days preceding the related dividend or distribution payment date, as shall be fixed by the Board.

(c) If there shall be any dividend or distribution in which holders of Series C Preferred Stock shall be entitled to participate pursuant to this Certificate, which is in the form of Common Stock or rights, options or warrants to subscribe for or acquire Common Stock, then such dividend or distribution shall instead be made to such holder in the form of Series C Preferred Stock with the number of shares of Series C Preferred Stock issuable in such dividend or distribution being equal to the number of shares of Series C Preferred Stock that would be convertible under Section 7 (but without regard to the limitations on conversion set forth in the last sentence of Section 7(a) below) into the number of shares of Common Stock that such holder would have received in such dividend or distribution, and, in the case of any such dividend or distribution that is in the form of rights, options or warrants to subscribe for or acquire Common Stock, a number of rights, options or warrants to subscribe for or acquire shares of Series C Preferred Stock (with (i)

such number of shares of Series C Preferred Stock being equal to the number of shares of Series C Preferred Stock that would be convertible under Section 7 (but without regard to the limitations on conversion set forth in the last sentence of Section 7(a) below) into the number of shares of Common Stock that such rights, options or warrants would have covered had such rights, options or warrants been to subscribe for or acquire Common Stock and (ii) such other terms of the rights, options or warrants (including exercise price and other terms) being such that such rights, option or warrants have equivalent economic and other terms as the rights, options or warrants to subscribe for or acquire Common Stock).

5. LIQUIDATION PREFERENCE.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall, with respect to each share of Series C Preferred Stock, be entitled to be paid in redemption of such share out of the assets of the Corporation available for distribution to its stockholders (“Available Funds and Assets”) an amount equal to the greater of (i) $1000.00 per share of Series C Preferred Stock (which shall be subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series C Preferred Stock), before any distribution is made to holders of shares of Common Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distributions to such holders (the “Liquidation Preference”), and (ii) the amount that would have been received pursuant to Section 5(b) if such share of Series C Preferred Stock had been converted into Common Stock immediately prior to the date on which holders of Common Stock shall become entitled to such payment or distribution, without giving effect to the prior payment of any Liquidation Preference pursuant to this Section 5(a). If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of Series C Preferred Stock of the aggregate Liquidation Preference described in this Section 5(a), then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series C Preferred Stock pro rata, according to the number of outstanding shares of Series C Preferred Stock held by each holder thereof.

(b) Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series C Preferred Stock of the Liquidation Preference described above in Section 5(a), then all such remaining Available Funds and Assets shall be distributed to the holders of Junior Securities (other than Common Stock) pursuant to their respective terms; and finally, pro rata among the holders of Common Stock according to the number of shares of Common Stock held by each holder thereof.

(c) Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are in a form other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(1) if the securities are then listed on NASDAQ or traded on a national securities exchange (or any national stock exchange or national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) day period ending three (3) days prior to the distribution; and

(2) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the twenty (20) calendar day period ending three (3) trading days prior to the distribution; and

(3) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (i)(1), (2) or (3) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

6. VOTING RIGHTS.

(a) Election of Directors. From and after the Trigger Date (as defined in Section 6(b) below), for so long as any holder of Series C Preferred Stock (the “Series C Holder”) (and/or any Affiliate thereof) holds outstanding shares of Series C Preferred Stock, Series B Preferred Stock and/or preferred stock convertible or exchangeable for shares of Common Stock, that, on an as-converted basis, together with any shares of Common Stock held by the Series C Holder (and/or any Affiliate thereof) represent the percentage (the “Series C Preferred Stock Percentage”) of the outstanding shares of Common Stock set forth below, after giving effect to the conversion into Common Stock of all outstanding shares of Series C Preferred Stock, Series B Preferred Stock and such preferred stock, such Series C Holder, exclusively and as a separate class, shall be entitled to elect the number of directors of the Corporation (the “Series C Directors”) opposite such percentage.

Series C Preferred Stock Percentage	Series C Director(s)

Fifty percent (50%) or more	4

Thirty percent (30%) or more, but less than fifty percent (50%)	3

Twenty percent (20%) or more, but less than thirty percent (30%)	2

Five percent (5%) or more, but less than twenty percent (20%)	1

In the event that the size of the board of directors is increased in accordance with Section 6(c)(iii) below, the Corporation and the holders of record of the shares of Series C Preferred Stock shall adjust the Series C Preferred Stock Percentages and the corresponding number of Series C Directors as such parties shall determine to be appropriate. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the Series C Holder, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the Series C Holder fails to elect a sufficient number of directors to fill all directorships for which it is entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 6(a), then any directorship not so filled shall remain vacant until such time as the Series C Holder elects a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the Series C Holder, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 6(a), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 6(a).

(b) Protective Provisions. Except as otherwise provided herein or as required by applicable law, the holders of Series C Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For purposes of this Section 6, the holders of Series C Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the by-laws of the Corporation. As to any matter on which the holders of Series C Preferred Stock shall be entitled to vote in accordance with the first sentence of this Section 6(b), each holder of Series C Preferred Stock shall have a number of votes per share of Series C Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 7 hereof; provided, however, that any holder of Series C Preferred Stock shall not be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock held by such holder that exceeds the quotient of (x) the aggregate purchase price paid by such holder of Series C Preferred Stock for its shares of Series C Preferred Stock divided by (y) $0.65 (i.e., the closing bid price of the Common Stock on the Trading Day immediately prior to the Original Issue Date). Notwithstanding the foregoing proviso, nothing herein shall restrict (i) any holder of Series C Preferred Stock from being entitled to vote at any meeting of stockholders of the Corporation or in any action by written consent of stockholders, any shares of Series C Preferred Stock on any matter on which the holders of Series C Preferred Stock are entitled to vote as a separate class or (ii) the right of any holder of Series C Preferred Stock to vote any outstanding shares of Common Stock, whether acquired upon conversion of the Series C Preferred Stock or otherwise. Notwithstanding anything in this Section 6(b) to the contrary, a holder of Series C Preferred Stock shall not be entitled to cast a vote for the number of shares of Common Stock into which the shares of Series C Preferred Stock held by such holder is then convertible until (i) the issuance of such shares of Common Stock pursuant to Section 7 hereof has been approved by the stockholders of the Corporation in accordance with NASDAQ Listing Rule 5635 and (ii) the Corporation has complied with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, in respect of such stockholder approval (such date, the “Trigger Date”).

(c) As long as shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of at least a majority of the then outstanding shares of Series C Preferred Stock, directly or indirectly, take (and shall not permit any Subsidiary to take) any of the following actions or agree to take any of the following actions:

(i) amend, alter or repeal any of the provisions of the Corporation’s Restated Certificate of Incorporation or Bylaws or this Certificate of Designations, Preferences and Rights, or in any way change the preferences, privileges, rights or powers with respect to the Series C Preferred Stock or reclassify any class of stock, including, without limitation, by way of merger or consolidation;

(ii) authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock), (B) rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or (C) any debt security which by its terms is convertible into or exchangeable for any capital stock or has any other equity feature or any security that is a combination of debt and equity, which capital stock, in each case, is senior to or pari passu with the Series C Preferred Stock;

(iii) increase the size of the board of directors to greater than seven (7) members;

(iv) increase or decrease the number of authorized shares of any class of capital stock of the Corporation;

(v) agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of Series C Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the Series C Preferred Stock;

(vi) directly or indirectly declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Corporation, or other property) on shares of capital stock of the Corporation, or redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or analogous fund for the redemption, purchase or acquisition of any shares of capital stock of the Corporation (except with respect to the repurchase of shares of Common Stock held by employees, officers or directors of the Corporation, which has been approved by the Board);

(vii) consummate (A) a Business Combination which results in the stockholders of the Corporation (or any Subsidiary) owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity; (B) the issuance and/or sale by the Corporation (or any Subsidiary) in one or a series of related transactions of shares of its common stock (or securities convertible or exchangeable into or exercisable for shares of its common stock) constituting a majority of the shares of common stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of common stock as having been fully converted, exchanged and exercised); (C) any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets (tangible or intangible) of the Corporation (or any Subsidiary) and (D) any other form of acquisition or business combination where the Corporation (or any Subsidiary) is the target of such acquisition and where a change in control occurs such that the Person(s) seeking to acquire the Corporation (or any Subsidiary) has the power to elect a majority of its board of directors as a result of the transaction (each such event an “Acquisition”) or enter into an agreement with respect to an Acquisition;

(viii) materially change the nature or scope of the business of the Corporation (or any Subsidiary);

(ix) consummate or agree to make any sale, transfer, assignment, pledge, lease, license or similar transaction by which the Corporation (or any Subsidiary) grants on an exclusive basis any rights to any of the Corporation’s (or any Subsidiary’s) intellectual property;

(x) create, incur, assume or suffer to exist, any lien, charge or other encumbrance on any of its (or any Subsidiary’s) properties or assets, other than liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue;

(xi) approve the annual budget of the Corporation and/or any Subsidiary or any changes thereto;

(xii) incur any indebtedness for borrowed money (whether directly or indirectly through an Affiliate or otherwise) in excess of twenty-five thousand dollars ($25,000) in one or a series of related transactions other than trade payables incurred in the ordinary course of business or indebtedness provided for in and consistent with the approved current annual budget;

(xiii) increase the compensation or benefits payable or to become payable to its directors or executive officers other than pursuant to the terms of any agreement as in effect prior to the date hereof;

(xiv) make any loans to its directors, officers or shareholders;

(xv) assume, endorse or become liable for or guaranty the obligations of any Person; or

(xvi) cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business.

As to any of the matters set forth in clauses (i) - (xvi) above, each holder of Series C Preferred Stock shall have one vote for each share of Series C Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders.

7. CONVERSION.

(a) Optional Conversion. Subject to the terms and conditions of this Section 7 (including without limitation the last sentence of this Section 7(a)), the holder of any share or shares of Series C Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series C Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (i) multiplying the number of shares of Series C Preferred Stock to be converted by the Series C Stated Value; and (ii) dividing the result obtained pursuant to clause (i) above by the Series C Conversion Price then in effect. The date of such conversion (the “Optional Conversion Date”) shall be the date that such holder delivers written notice to the transfer agent for the Series C Preferred Stock (or at the principal offices of the Corporation if the Corporation serves as its own transfer agent), that such holder elects to convert such number of shares as is set forth in such notice. The “Series C Conversion Price” shall initially be $0.6889, and shall be subject to adjustment as described in Section 7(d) hereof. Notwithstanding anything in this Section 7(a) to the contrary, a holder of Series C Preferred Stock shall not be entitled to convert its shares of Series C Preferred Stock into the number of shares of Common Stock into which such shares of Series C Preferred Stock held by such holder is then convertible until the Trigger Date.

(b) Automatic Conversion.

(i) Subject to the terms and conditions of this Section 7 (including without limitation the last sentence of this Section 7(b)(i)), from and after the Share Threshold Condition Date, the Corporation shall have the right, in accordance with the Conversion Notice delivered by the Corporation to all of the holders of Series C Preferred Stock, to convert all such shares of Series C Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (A) multiplying the number of shares of Series C Preferred Stock to be converted by the Series C Stated Value; and (B) dividing the result obtained pursuant to clause (A) above by the Series C Conversion Price then in effect; provided that the Corporation may exercise such right only by majority vote of the members of the Board not affiliated with the Series C Holder. The Corporation shall deliver written notice (the “Conversion Notice”) to the holders of Series C Preferred Stock at their addresses appearing on the books of the Corporation specifying the date of such automatic conversion (any such date, an “Automatic Conversion Date”), the applicable Series C Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion. Notwithstanding anything in this Section 7(b)(i) to the contrary, the Corporation shall not be entitled to convert shares of Series C Preferred Stock into the number of shares of Common Stock into which such shares of Series C Preferred Stock are then convertible until the Trigger Date.

(ii) Subject to the terms and conditions of this Section 7 (including without limitation the last sentence of this Section 7(b)(ii)), on the date (or, to the extent applicable, the record date declared by the Board) (such date, the “Liquidity Event Conversion Date”) immediately prior to a Liquidity Event Date, all shares of Series C Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (A) multiplying the number of shares of Series C Preferred Stock to be converted by the applicable Liquidity Event Value; and (B) dividing the result obtained pursuant to clause (A) above by the Series C Conversion Price then in effect. Notwithstanding anything in this Section 7(b)(ii) to the contrary, the shares of Series C Preferred Stock shall not automatically convert into the number of shares of Common Stock into which such shares of Series C Preferred Stock are then convertible until the Trigger Date.

(c) Mechanics of Conversion.

(i) On the applicable Conversion Date: (A) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (B) the shares of Series C Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7. All shares of Common Stock delivered upon conversion of the Series C Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(ii) Holders of shares of Series C Preferred Stock at the close of business on the record date for any payment of a dividend in which shares of Series C Preferred Stock are to participate pursuant to Section 4 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Series C Preferred Stock on a dividend payment record date whose shares of Series C Preferred Stock have been converted pursuant to Section 7(a) or Section 7(b) into shares of Common Stock on such dividend payment date will receive the dividend payable by the Corporation on such shares of Series C Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon conversion of shares of Series C Preferred Stock pursuant to Section 7(a) or Section 7(b).

(iii) The Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series C Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock (as if all shares of Series C Preferred Stock are so convertible). The Corporation will use its best efforts to procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series C Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded; provided, that in no event shall the Corporation be required to redeem such shares or make any cash payments in respect of such shares or the conversion thereof if it is unable to procure such listing. The Corporation will take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series C Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

(iv) Issuances of certificates for shares of Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to the holder of shares of Series C Preferred Stock or any of its transferees for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

(v) In connection with the conversion of any shares of Series C Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Value per share of Common Stock on the applicable Conversion Date.

(vi) The Corporation shall procure that each share of Common Stock issued as a result of conversion of Series C Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

(d) Adjustments to Conversion Price. From and after the date of this Certificate, the Series C Conversion Price shall be adjusted from time to time as follows:

(i) Common Stock Event. Upon the occurrence of a Common Stock Event, the Series C Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Series C Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

(ii) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the date of the original issuance of shares of Series C Preferred Stock, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event then, in each such event, provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Series C Preferred Stock or with respect to such other securities by their terms.

(iii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date of the original issuance of shares of Series C Preferred Stock, the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a Business Combination covered by Sections 7(d)(i) or 7(d)(iv) hereof), then in any such event each holder of Series C Preferred Stock shall have the right thereafter to receive the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted (but without regard to the limitations on conversion set forth in the last sentence of Section 7(a) or Section 7(b) above) immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(iv) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by Section 7(d)(iii) hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series C Preferred Stock then outstanding shall have the right to convert into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series C Preferred Stock would have been convertible at the conversion rate described under this Section 7 immediately prior to the Business Combination or reclassification (but without regard to the limitations on conversion set forth in the last sentence of Section 7(a) or Section 7(b)above).

(e) Anti-Dilution Protection.

(i) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the shares of any Series C Preferred Stock is convertible shall be made with respect to such series, by adjustment in the applicable Series C Conversion Price thereof, or by reason of issuance or deemed issuance of Additional Shares of Common Stock (as defined in Section 7(e)(iii)(A)): (A) unless the Effective Price of such Additional Shares (determined pursuant to Section 7(e)(iii)(E)) is less than the applicable Series C Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, or (B) if, prior to such issuance, the Corporation receives written consent from the holders of at least a majority of the then outstanding shares of such series agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(ii) Adjustment Formula. If at any time or from time to time after the date of the original issuance of shares of Series C Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 7(e) to have issued or sold, Additional Shares of Common Stock, other than a Common Stock Event as provided in Section 7(d)(i), a dividend or distribution as provided in Section 7(d)(ii), a recapitalization, reclassification or other change as provided in Section 7(d)(iii), or a reorganization, merger or consolidation as provided in Section 7(d)(iv), for an Effective Price that is less than the Series C Conversion Price in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Series C Conversion Price shall be reduced, as of the close of business on the date of such issue or sale to the price obtained by multiplying such Series C Conversion Price by a fraction:

(A) The numerator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding (as defined in Section 7(e)(iii)(C)) immediately prior to such issue or sale of Additional Shares of Common Stock plus (2) the quotient obtained by dividing: (x) the Aggregate Consideration Received (as defined in Section 7(e)(iii)(B)) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by (y) the Series C Conversion Price in effect immediately prior to such issue or sale; and

(B) The denominator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (2) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(iii) Certain Definitions. For the purpose of making any adjustment required under this Section 7(e):

(A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

(1) shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Series C Preferred Stock or as a dividend or distribution on the Series C Preferred Stock;

(2) any shares of Common Stock, or Rights or Options (as defined in clause (F) granted or issued hereafter to employees, officers or directors of, or contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;

(3) any shares of the Corporation’s Common Stock or Preferred Stock, or Rights or Options issued, or issuable to parties that are (i) strategic partners investing in connection with a commercial relationship with the Corporation or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board;

(4) shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;

(5) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Corporation outstanding as of the date of filing of this Certificate of Designations, Preferences and Rights and any securities issuable upon the conversion thereof; or

(6) any shares of Common Stock or Preferred Stock, or Rights or Options, issued or issuable hereafter that are (i) approved by the Board, and (ii) approved by the vote or written consent of the holders of a majority of the Series C Preferred Stock, as being excluded from the definition of “Additional Shares of Common Stock” under this Section 7(e)(iii)(A).

(B) The “Aggregate Consideration Received” by the Corporation for any issue or sale, or deemed issue or sale, of securities shall (1) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (3) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(C) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (1) all shares of Common Stock of the Corporation that are issued and outstanding at the time in question, plus (2) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are issued and outstanding and may be converted at the time in question, plus (3) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding and may be exercised at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities.

(D) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(E) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold under this Section 7(e), by the Corporation into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 7(e), for the issue of such Additional Shares of Common Stock; and

(F) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(iv) Deemed Issuances. For the purpose of making any adjustment to the Series C Conversion Price of Series C Preferred Stock required under this Section 7(e), if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Series C Conversion Price then in effect for Series C Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(A) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(B) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated upon the occurrence or non-occurrence of such specified events using the figure to which such minimum amount of consideration is reduced; and

(C) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Series C Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Series C Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Series C Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series C Preferred Stock.

(f) Successive Adjustments. Successive adjustments in the Series C Conversion Price shall be made, without duplication, whenever any event specified in Sections 7(d)(i), 7(d)(ii), 7(d)(iii), 7(d)(iv) or 7(e) hereof shall occur.

(g) Rounding of Calculations; Minimum Adjustments. All calculations under Section 7(d) or Section 7(e) shall be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the Series C Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 7(i) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(h) Adjustment for Unspecified Actions. If the Corporation takes any action affecting the Common Stock, other than an action described in Section 7(d) or Section 7(e), which in the opinion of the Board would materially adversely affect the conversion rights of the holders of shares of Series C Preferred Stock, the Series C Conversion Price may be adjusted, to the extent permitted by law, in such manner and at such time, as the Board may determine in good faith to be equitable in the circumstances.

(i) Statement Regarding Adjustments. Whenever the Series C Conversion Price shall be adjusted as provided in Section 7(d) or Section 7(e), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Series C Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series C Preferred Stock at the address appearing in the Corporation’s records.

(j) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 7(d) or Section 7(e) or in Section 4 or Section 5 hereof, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to the holders of shares of Series C Preferred Stock, in the manner set forth in Section 7(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Series C Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series C Preferred Stock. All notices to the Corporation permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Series C Preferred Stock at their addresses appearing on the books of the Corporation.

8. AMENDMENT. This Certificate of Designations, Preferences and Rights may only be amended with the prior written consent of at least a majority of the then outstanding shares of Series C Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on this 20th day of December, 2012.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Michael Bauer
Name: Michael Bauer
Title: Chief Executive Officer

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